As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2080967
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward S. Adams

Chairman of the Board, Chief Executive Officer and President

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Betty C. Arkell

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, CO 80202-3979

(303) 295-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

4.875% Convertible Subordinated Debentures due November 1, 2023	$72,000,000	100%	$72,000,000	$9,123

Common Stock, $.001 par value per share	4,349,405 shares(2)	—(3)	—(3)	—(3)

(1)	Equals the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Represents the number of shares of common stock that are initially issuable upon conversion of the 4.875% Convertible Subordinated Debentures due November 1, 2023. Pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock issuable upon conversion of the debentures, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(3)	No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2004

PROSPECTUS

$72,000,000

4.875% CONVERTIBLE SUBORDINATED DEBENTURES DUE NOVEMBER 1, 2023

AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE

DEBENTURES

This prospectus covers resales by selling security holders of our 4.875% Convertible Subordinated Debentures due November 1, 2023 and shares of our common stock into which the debentures are convertible.

The debentures will bear interest at the rate of 4.875% per annum. Interest on the debentures is payable on May 1 and November 1 of each year, beginning on May 1, 2004.

Holders may convert the debentures into shares of our common stock at a conversion rate of 60.4084 shares per $1,000 principal amount of debentures, subject to adjustment upon certain events, under the following circumstances: (1) during any fiscal quarter commencing after December 28, 2003 if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter; (2) if we call the debentures for redemption; (3) upon the occurrence of certain corporate transactions; or (4) during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock in the amounts described in this registration statement.

The debentures will mature on November 1, 2023, unless earlier converted, redeemed or repurchased by us. We may redeem some or all of the debentures in cash, at any time and from time to time, on or after November 6, 2010 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued but unpaid interest to but excluding the redemption date. You may require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures plus accrued but unpaid interest to but excluding the applicable repurchase date on November 1, 2010, November 1, 2013 or November 1, 2018 or at any time prior to their maturity following a fundamental change as described in this registration statement.

The debentures will rank junior in right of payment to all of our existing and future senior indebtedness. The debentures will also effectively rank junior to our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables.

The debentures are not listed on any securities exchange. The debentures are designated for trading on the PORTAL Market. Our common stock is traded on the NASDAQ National Market under the trading symbol “FLYR.” On January 28, 2004, the closing sale price of our common stock on the NASDAQ National Market was $17.25.

See “ Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying the debentures or our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004.

In this registration statement, “Navigant,” “we,” “us” and “our” refer to Navigant International, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This registration statement and the information incorporated by reference herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “seek,” “could,” “predict,” “continue,” “future,” “may” and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including:

•	our ability to manage our business and implement growth strategies;

•	our adoption of new technology;

•	the continued use of travel management companies by corporate clients;

•	a recession or slower economic growth;

•	a decline in travel demand caused by terrorism, war, weather conditions or health and safety concerns;

•	reductions in revenue as a consequence of, or related to, the failure, liquidation, bankruptcy or other reorganization of major travel suppliers, including airlines, rental car companies or hotel companies;

•	fluctuations in our quarterly results of operations;

•	further changes or reductions in the commission structure in the travel service industry;

•	changes in laws or regulations concerning the travel service industry;

•	trends in the travel service industry including competition, consolidation and increased use of the Internet and computer online services;

•	our ability to successfully integrate the operations of existing or acquired travel management companies;

•	limitations on the availability of funds or other capital resources to finance future acquisitions;

•	our ability to negotiate favorable travel management contracts with our current and future clients;

•	any loss or modification of material contracts we have with travel suppliers or current clients;

•	liabilities arising under indemnification and contribution agreements entered into in connection with our spin-off from U.S. Office Products Company, or U.S. Office Products, in June 1998; and

•	an impairment of goodwill relating to past acquisitions.

All of our forward-looking statements are expressly qualified by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, incorporated by reference in this registration statement. You should carefully consider the entire registration statement, including the “Risk Factors” section, before making an investment decision.

The Company

We are the second largest provider of corporate travel management services in the United States in 2002 based on number of airline ticket sold. With locations throughout the United States, various U.S. territories and 19 foreign countries, we manage all aspects of our clients’ travel processes, focusing on reducing their travel expenses, typically one of the largest controllable expenses in a corporate budget. We believe that by providing high quality service and by entering into management contracts, which may have terms of up to five years, we are able to retain a significant portion of our clients from year to year. Through Scheduled Airlines Traffic Offices, Inc., or SatoTravel, which we acquired in June 2001, we provide airline travel reservation services to the U.S. government and its employees and other private sector organizations. We also provide specific group, leisure and special event management travel services, largely to our corporate clients. On September 28, 2003, we had 89 regional and branch offices and approximately 550 on-site locations.

With our technology and experienced personnel, we create, implement and manage corporate travel policies, helping our clients reduce travel costs. We provide our clients with extensive data about individual, departmental and company travel activity and patterns to help identify potential cost savings. We also provide comprehensive accounting systems that track and reconcile travel expenses, process and classify billing information and provide management reports, all of which can be tailored to meet a client’s particular needs.

Navigant is a Delaware corporation. Our principal executive offices are located at 84 Inverness Circle East, Englewood, Colorado 80112 and our telephone number is (303) 706-0800. We maintain a website at www.navigant.com. Information on our website does not constitute a part of this registration statement.

The Debentures

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this registration statement entitled “Description of Debentures.” For purposes of the description of debentures included in this registration statement, references to “the company,” “issuer,” “Navigant,” “we” and “our” refer only to Navigant International, Inc. and do not include our subsidiaries.

Issuer	Navigant International, Inc., a Delaware corporation.

Securities Offered	$72,000,000 principal amount of 4.875% Convertible Subordinated Debentures due 2023.

Maturity Date	November 1, 2023, unless earlier converted, redeemed or repurchased.

Ranking	The debentures will rank junior in right of payment to all of our existing and future senior indebtedness. The debentures will be effectively subordinated to the liabilities of our subsidiaries.

Interest	4.875% per annum on the principal amount, payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2004.

Conversion Rights	You may convert the debentures into shares of our common
stock at a conversion rate of 60.4084 shares per $1,000 principal amount of debentures (equal to a conversion price of
approximately $16.55 per share), subject to adjustment, only under the following circumstances:

•      during any fiscal quarter commencing after December 28, 2003 if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter;

• if the debentures have been called for redemption by us;
• upon the occurrence of specified corporate transactions described under “Description of Debentures —Conversion upon Specified Corporate Transactions”; or

•      during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

You will not receive any cash payment or additional shares representing accrued but unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the common stock issued to you upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described in this registration statement under “Description of Debentures — Conversion Rights — Payment upon Conversion.”

Sinking Fund	None.

Optional Redemption	Prior to November 6, 2010, the debentures will not be redeemable. On or after November 6, 2010, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 days’ notice for a price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued but unpaid interest to but excluding the redemption date.

Repurchase of Debentures by Us at The Option of the Holder	You may require us to repurchase some or all of your debentures on November 1, 2010, November 1, 2013 or November 1, 2018 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued but unpaid interest to but excluding the applicable repurchase date.

Book-Entry Form	The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities except in limited circumstances.

Fundamental Change	If we undergo a fundamental change, as defined in this registration statement, prior to maturity of the debentures, you will have the right, at your option, to require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued but unpaid interest to but excluding the applicable repurchase date.

Trading	The debentures are not listed on any securities exchange. The debentures are designated for trading on the PORTAL Market. Our common stock is traded on the NASDAQ National Market under the symbol “FLYR.”

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this registration statement and the documents incorporated by reference in this registration statement, in evaluating us, our business and an investment in the debentures. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the debentures and common stock issuable upon conversion of the debentures to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business

Our significant indebtedness and interest payment obligations may adversely affect our ability to obtain additional financing, use our operating cash flow in other areas of our business or otherwise adversely affect our operations.

We are significantly leveraged. Our high level of indebtedness could have important consequences to you, which include the following:

•	Our ability to obtain additional financing to fund our business strategy, debt service requirements, capital expenditures, working capital or other purposes may be impaired;

•	Our ability to use operating cash flow in other areas of our business will be limited because we must dedicate a substantial portion of these funds to pay interest and principal on our debt;

•	Our credit facility bears interest at variable rates, which could result in higher interest expense in the event of increases in interest rates;

•	We may not be able to compete with others who are not as highly leveraged; and

•	Our significant leverage may limit our flexibility to adjust to changing market conditions, changes in our industry and economic downturns.

Our ability to pay interest on our debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to meet our obligations, we will need to refinance, obtain additional financing or sell assets. Our business may not generate cash flow, or we may not obtain funding sufficient to satisfy our debt service requirements.

Our credit facility imposes restrictions, which may adversely affect our ability to finance future operations or capital needs or engage in other business activities.

The restrictions in our existing credit facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These restrictions limit our ability to:

•	Incur additional debt or prepay or modify any additional debt that may be incurred;

•	Make investments;

•	Pay dividends and make distributions;

•	Repurchase our securities;

•	Create liens;

•	Transfer or sell assets;

•	Enter into transactions with affiliates;

•	Issue or sell stock of subsidiaries;

•	Merge or consolidate; or

•	Materially change the nature of our business.

In addition, our credit facility limits our ability to consummate acquisitions using total consideration in excess of $10 million without the consent of the participating banks. These limitations may reduce our ability to continue our acquisition program.

Our credit facility also requires us to comply with financial ratios, including a consolidated senior leverage ratio, a consolidated total leverage ratio, and a consolidated fixed charge coverage ratio. Our ability to comply with these ratios may be affected by events beyond our control. Additionally, our credit facility limits our capital expenditures in any fiscal year to not more than 20% of consolidated EBITDA for the prior fiscal year. We are also required to maintain a minimum consolidated net worth. If we breach any of these covenants in our credit facility, or if we are unable to comply with the required financial ratios, we may be in default under our credit facility or other indebtedness. A significant portion of our indebtedness then may become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. Compliance with the covenants is also a condition to continued borrowings under our revolving line of credit under our credit facility on which we will rely to fund our liquidity.

We compete in a volatile industry and declines or disruptions in the travel industry, such as those caused by terrorism, war or general economic downturns, could reduce our revenues and seriously harm our business.

Our operating results generally depend upon factors affecting the corporate travel management industry. Our revenues and earnings are especially sensitive to events that affect business air travel, and the level of car rentals and hotel reservations such as economic conditions and issues that impact travel safety. We could experience a protracted decrease in demand for our travel services due to fears regarding acts of terrorism, breakouts of war, military responses to acts of terrorism, health and safety concerns and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Transportation Security Administration. In addition, travel-related accidents, bad weather, general economic conditions and increased fuel prices which make travel more expensive may reduce demand for our travel services. This decrease in demand, depending on its scope and duration—which we cannot predict at this time—together with any future issues impacting travel safety, could significantly impact our long-term results of operations or financial condition.

If commissions, overrides or incentives for reservations or other revenues from vendors or suppliers are decreased or eliminated altogether, our revenue may be reduced.

Historically, corporate travel management companies were largely dependent for their air travel ticketing revenues on the point of sale percentage commissions paid by airlines for each ticket issued. Many airlines have capped the total commissions paid per ticket, reduced the commission rates per ticket payable to travel agents and most U.S. airlines have eliminated point of sale percentage commissions altogether. Other airlines may further reduce or eliminate point of sale percentage commissions. Further reductions in or eliminations of point of sale percentage commissions may reduce our revenue, which would seriously harm our business.

We also derive part of our revenues from incentive override commissions paid by the major airlines, incentive payments and other revenues from distribution system vendors and commissions from hotel and car vendors. If, during any period, we fail to meet incentive levels, revenues could decrease. In addition, the airlines may reduce or terminate incentive override commissions, the distribution system vendors may reduce or terminate incentive payments or other revenues, hotel and car vendors may reduce or terminate commissions and we may not be able to extend our current arrangements or enter into new arrangements that are as favorable as our current arrangements.

Our industry is extremely competitive, becoming increasingly consolidated and subject to new methods of distribution, all of which may result in our losing clients or declining revenues or margins.

The corporate travel management industry is extremely competitive. We compete primarily with other corporate travel management companies. Some of our competitors have greater brand-name recognition and financial resources than we do. Competition within the corporate travel management industry is increasing as the industry undergoes a period of consolidation. Many of our competitors are expanding their size and financial resources through consolidation. Some travel management companies may have relationships with travel suppliers that give them access to favorable availability of products, including airplane seats and hotel rooms, or more competitive pricing than that offered by us. Furthermore, some corporate travel management companies have a strong presence in particular geographic areas which may make it difficult for us to attract customers in those areas. As a result of competitive pressures, we may suffer a loss of clients, and our revenues or margins may decline.

We also compete with travel suppliers, including airlines, hotels and rental car companies. Innovations in technology, such as the Internet and computer online services, have increased the ability of travel suppliers to distribute their travel products and services directly to consumers. Although corporate travel management companies and travel agencies remain the primary channel for travel distribution, businesses and consumers can now use the Internet to access information about travel products and services and to purchase such products and services directly from the suppliers, thereby bypassing corporate travel management companies and travel agents. We believe that no single Internet-based service presently provides access to the full range of information available to us and our agents. An Internet-based travel service may, however, provide such access in the future. In addition, although we believe the service, knowledge and skills of our employees and our incorporation of new, alternative distribution channels position us to compete effectively in the changing industry, there can be no assurance that we will compete successfully or that the failure to compete successfully will not have a material adverse effect on our financial condition and results of operations.

If our travel suppliers cancel or modify their agreements with us, we may be subject to changes in our pricing agreements, commission schedules and incentive override commission arrangements and more restricted access to travel suppliers’ products and services, which could seriously harm our results of operations.

We are dependent upon travel suppliers for access to their products and services, including airplane seats and hotel rooms. Travel suppliers offer us pricing that is preferential to published fares, enabling us to offer prices lower than would be generally available to travelers and other corporate travel management companies or travel agents. Travel suppliers can generally cancel or modify their agreements with us upon relatively short notice. If a travel supplier cancels or modifies their agreement with us, we may be subject to changes in our pricing agreements, commission schedules and incentive override commission arrangements, and more restricted access to travel suppliers’ products and services, which could seriously harm our results of operations.

If technologies we depend on fail or our right to use computer reservation systems is restricted, our business, financial condition and results of operations may be materially adversely affected.

Our business is dependent upon a number of different information and telecommunications technologies. In addition, our ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon our contractual right to use, and the performance of, computer reservation systems operated by Sabre, Galileo/Apollo and Worldspan. Our business, financial condition and results of operations may be materially adversely affected if these technologies or systems fail, or if our access to these systems is restricted.

We intend to integrate operations of our subsidiaries which may cause a disruption to our business, may lead to technological, practical or personnel issues, and may not result in the intended cost efficiencies.

Currently, we and our subsidiaries, SatoTravel, Navigant UK, Navigant France, Navigant Deutschland, Navigant Belgium and Navigant Brazil, operate on separate computer systems and we and most of our subsidiaries operate on separate telephone systems, several of which use different technologies. We expect that we will integrate these systems, but we have not yet established a definitive timetable for integration of all of such systems or our definitive capital needs for the integration. This integration will require substantial attention from senior management and may require future substantial capital expenditures. The contemplated integration of these systems may cause disruption to our business and may not result in the intended cost efficiencies. In addition, rapid changes in technologies may require capital expenditures to improve or upgrade client service.

Future acquisitions are a key component of our strategy and our anticipated growth. We face risks in continuing to acquire corporate travel management companies.

A substantial amount of the growth of our revenues has come from acquisitions. One of our strategies is to increase our revenues and the markets we serve through the acquisition of additional corporate travel companies. In the future, we may not make acquisitions at the pace we desire or on favorable terms, if at all. In addition, the consolidation of the travel management industry has reduced the number of companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining travel management companies. If we are unable to identify and successfully negotiate suitable acquisitions at the pace we desire or at all, we may not be able to generate sufficient internal growth to sustain our historical growth rate.

The companies we have acquired, or which we may acquire in the future, may not achieve sales and profitability that would justify our investment in them. Our acquisitions of companies outside the United States may subject us to risks inherent in conducting business internationally. These risks include fluctuations in currency exchange rates, new and different legal and regulatory requirements and difficulties in staffing and managing foreign operations.

We face risks in the integration of acquired companies, which may impact our financial condition and results of operations.

Integration of operations of the companies we acquired or may acquire in the future may also involve a number of special risks, which may have adverse short-term effects on our operating results. These may be caused by:

•	Severance payments to employees of acquired companies;

•	Restructuring charges associated with the acquisitions; and

•	Other expenses associated with a change in control.

Integration of acquired companies may also result in:

•	Diversion of management’s attention;

•	Difficulties with retention;

•	Difficulties related to integrating operations;

•	The need to hire and train key employees;

•	Risks associated with unanticipated problems or legal liabilities; and

•	Impairment of goodwill under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or FAS 142.

We conduct due diligence and generally require representations, warranties and indemnifications from the former owners of acquired companies. We cannot be certain, however, that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company’s financial or operating results were misrepresented, the acquisition could have a material adverse effect on our results of operations and financial condition.

Our ability to finance our future acquisitions by using cash, borrowed funds, shares of our common stock or a combination thereof is limited, and may adversely affect our future growth.

We currently intend to finance our future acquisitions by using cash, borrowed funds, shares of our common stock or a combination thereof. If our common stock does not maintain a sufficient market value, if our price is highly volatile, or if, for other reasons, potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may then be required to use more of our cash resources or more borrowed funds in order to maintain our acquisition program. Our credit facility limits our ability to consummate acquisitions using total consideration in excess of $10 million without the consent of participating banks. If we are unable to use common stock for acquisitions and we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or other financing. We may not be able to obtain additional capital, if and when needed, on terms we deem acceptable.

We rely on key employees and if such employees become unavailable, our business could be adversely affected.

Our operations depend on the continued efforts of Edward S. Adams, our Chief Executive Officer and President, Robert C. Griffith, our Chief Operating Officer, Chief Financial Officer and Treasurer, and John S. Coffman, our Chief Accounting Officer and Senior Vice President of Finance, our other executive officers and the senior management of our subsidiaries. Furthermore, our operations will likely depend on the senior management of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if we are unable to attract and retain other skilled employees, our business could be adversely affected. Edward S. Adams, Robert C. Griffith and John S. Coffman are subject to employment agreements with us.

Goodwill comprises much of our total assets and if we determine that goodwill has become impaired in the future, net income in such years may be materially and adversely affected.

As of September 28, 2003, approximately $325.6 million, or 73.4%, of our total assets and 159.7% of our stockholders’ equity represent goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. Through December 30, 2001, we amortized goodwill on a straight-line method over a period of 35 years with the amount amortized in a particular period constituting a non-cash expense that reduced our net income. On December 31, 2001, we adopted the provisions of FAS 142, and discontinued the amortization of goodwill. We now test for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

A reduction in net income resulting from the write down or impairment of goodwill would affect financial results and could have a material and adverse impact upon the market price of our common stock. Based on our annual review performed in accordance with FAS 142, we believe that anticipated cash flows and fair value associated with goodwill recognized in connection with our acquisitions is fully realizable and there presently is no persuasive evidence that any material portion should be impaired.

Our customers are not committed to provide us with a specific volume of business and may terminate their contracts with us or choose not to renew contracts, which could seriously harm our revenues.

Our contracts with customers do not commit our customers to provide us with a specific volume of business and many can typically be terminated by our customers with or without cause, with little or no advance notice and without penalty. Customers may terminate their agreements with us for a variety of reasons, including acquisition or consolidation, a change in outsourcing strategy, or reactions to pressures, changes, or perceived advantages in the travel industry generally. If a significant number of customers elected to terminate their agreements with us, or decided to reduce their travel expenditures, it could reduce our revenues and harm our business.

Governmental agencies, which in the aggregate are a material part of our customer base, are subject to budget processes, which could limit the demand for our travel services.

Governmental agencies are subject to budgetary processes and expenditure constraints. The funding of government programs is subject to legislative appropriation. Budgetary allocations are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors. Although we have multi-year contracts with our governmental agency customers, governments generally appropriate funds on a fiscal year basis even though a contract may continue for several years. Consequently, programs are often only partially funded and additional funds are committed only upon further appropriations. If our government agency customers do not receive legislative appropriation, such agencies may reduce their travel, which could reduce our revenue.

Governmental agencies have special contracting requirements, which create additional risks.

In contracting with governmental agencies, we are subject to governmental agency contract requirements that vary from agency to agency. Future sales to governmental agencies will depend, in part, on our ability to meet governmental agency contract requirements, which may be onerous or even impossible for us to satisfy.

Government contracts typically contain termination provisions unfavorable to us and are subject to audit and modification by the government at its sole discretion, which subject us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	terminate our existing contracts;

•	reduce the scope and value of our existing contracts;

•	audit and object to our contract-related costs and fees, including allocated indirect costs; and

•	change terms and conditions in our contracts.

The U.S. government can terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a government contractor, we are subject to periodic audits and reviews. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. government purchasing regulations, some of our costs may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

Our industry is extremely seasonal causing fluctuating results of operations.

The domestic and international travel service industry is extremely seasonal. Our past results have fluctuated because of seasonal variations in the travel services industry. Our net revenues and net income are generally higher in the second and third calendar quarters and lowest in the fourth calendar quarter. We expect this seasonality to continue in the future. Our quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in relationships with travel suppliers, changes in the mix of services offered by us, the timing of the payment of incentive override commissions by travel suppliers, extreme weather conditions or other factors affecting travel.

We are growing rapidly, which has put pressure on our executive management, personnel and corporate support systems and could adversely affect our operations, business and financial results and condition.

We were formed through the acquisition of twelve corporate travel management companies from January 1997 through May 1998, and we have made more than 38 acquisitions since that time. We expect to continue to grow in part through acquisitions. The rapid pace of acquisitions has, and will continue to, put pressure on our executive management, personnel and corporate support systems. Any inadequacy of our systems to manage the increased size and scope of operations resulting from growth could adversely affect our operations, business and financial results and condition.

We have potential liabilities related to the distributions by U.S. Office Products and any type of payment in connection with such distributions may adversely impact our results of operations.

In connection with the spin-off of four U.S. Office Products’ businesses, including Navigant, in June 1998, we and three other companies whose shares were distributed by U.S. Office Products to its shareholders entered into a series of agreements providing the allocation of the liabilities described below. We and such other companies agreed in a tax allocation agreement to jointly and severally indemnify U.S. Office Products for tax liabilities relating to the spin-off that are attributable to an act or omission to act or an inaccuracy of representations by us or such other companies. If these tax liabilities are not attributable to such act or omission to act or inaccuracy, we and each such company agreed to indemnify U.S. Office Products for a pro rata portion of these tax liabilities based on our and each such company’s respective market capitalization after the spin-off. A tax indemnification agreement among us and the other spun-off companies requires each company responsible for such tax liabilities to indemnify the other companies for its respective liability thereof to U.S. Office Products under the tax allocation agreement.

Pursuant to our agreement and plan of distribution with U.S. Office Products we are responsible for:

•	liabilities related to our business;

•	employee benefits liabilities;

•	securities laws liabilities arising from the distribution of our shares, our initial public offering and information related to our business supplied to U.S. Office Products; and

•	U.S. Office Products’ liabilities for earn-outs from acquisitions of its subsidiaries made prior to the distribution.

We and the other companies that were spun off also agreed to bear a pro rata portion of United States securities law and general corporate liabilities of U.S. Office Products incurred prior to the distribution, including a pro rata portion of any liability of any other spun off company to U.S. Office Products that is not paid, up to a maximum of $1.75 million for each company.

If our agent reporting agreements are cancelled, we would be unable to sell airline tickets and our results of operations would be materially adversely affected.

We depend on the ability to sell airline tickets for a substantial portion of our revenue. To sell airline tickets, we must enter into, and maintain, an agent reporting agreement for each operating subsidiary with the Airlines Reporting Company, or ARC, for domestic agencies or with the Bank Settlement Plan, or BSP, for international agencies. Agent reporting agreements impose numerous financial, operational and administrative obligations on us. These agreements allow ARC or BSP to cancel an agent reporting agreement for failure to meet any of these obligations. If our agent reporting agreements are cancelled by ARC or BSP, we would be unable to sell airline tickets and our results of operations would be materially adversely affected.

The market price of our stock could be volatile.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and debentures may fluctuate substantially due to a variety of factors, including the risk factors in this registration statement and the following:

•	quarterly fluctuations in our operating income and earnings per share results;

•	decline in demand for travel;

•	new product introductions by us or our competitors;

•	economic conditions;

•	bankruptcies of airlines or other providers of travel services;

•	disputes concerning proprietary rights;

•	changes in earnings estimates and market growth rate projections by market research analysts;

•	sales of common stock by us or by existing holders, or the perception that such sales may occur; and

•	loss of key personnel.

The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Risks Relating to the Debentures

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

On November 1, 2010, November 1, 2013 and November 1, 2018, or following a fundamental change as described under “Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change,” holders of debentures may require us to repurchase their debentures. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing, to pay the repurchase price with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change.

In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. Such an event of default could negatively affect the trading price of the debentures and our common stock because the event of default could lead to the principal and accrued but unpaid interest on the outstanding debentures becoming immediately due and payable.

Our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries which are not obligated to make funds available to us.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on debt or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. If our subsidiaries do not make payments to us, we may not be able to service our obligations, which would seriously harm our business.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. As discussed above, the market price of our common stock may be volatile. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall.

Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, our filing of a resale registration statement with respect to our common stock, and sales of substantial amounts of common stock by us in the market after the registration of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

Your right to receive payments on the debentures ranks junior to all of our existing and future senior indebtedness.

The debentures are unsecured, subordinated obligations. The debentures rank junior in right of payment to all of our existing and future senior indebtedness, including indebtedness under our credit facility. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our senior indebtedness will be entitled to be paid in full and in cash before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness.

The debentures will be effectively subordinated to the liabilities of our subsidiaries.

The debentures are not guaranteed by our subsidiaries and will be effectively subordinated to all existing and future liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. We expect that our subsidiaries will be guarantors of our obligations under our credit facility. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock during the life of the debentures. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

Conversion of the debentures into our common stock will dilute the ownership interests of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures into our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

The debentures are not protected by restrictive covenants.

The indenture governing the debentures does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under “Description of Debentures—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures could be adversely affected.

Adjustments to the conversion rate on the debentures may result in a taxable distribution to you.

The conversion rate of the debentures will be adjusted if we distribute cash with respect to shares of our common stock and in other circumstances. Under Section 305(c) of the Code, as defined below, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate or failures to make these adjustments that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a Non-United States Holder, as defined below, of debentures, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. See “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

The selling security holders will receive all the proceeds from the sale of the securities sold under this prospectus. We will not receive any proceeds from the sale of the debentures or the underlying shares of common stock offered by this prospectus. See “Selling Security Holders.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 28, 2003 as well as for the last five fiscal years:

	For the Nine Months Ended	For the Years Ended
	September 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000	December 26, 1999	December 27, 1998
Ratio of earnings to fixed charges	2.47	2.38	1.14	2.45	3.84	2.64

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ National Market, or NASDAQ, under the symbol “FLYR.” The following table sets forth, for each of the quarterly periods indicated, the high and low closing sale prices of our common stock as reported by NASDAQ.

	High	Low
Fiscal Year Ended December 30, 2001
1st Quarter	$12.19	$8.06
2nd Quarter	16.97	10.30
3rd Quarter	17.25	5.79
4th Quarter	11.68	6.93
Fiscal Year Ended December 29, 2002
1st Quarter	$14.50	$11.45
2nd Quarter	17.35	13.43
3rd Quarter	15.05	8.87
4th Quarter	13.25	10.45
Fiscal Year Ended December 28, 2003
1st Quarter	$13.03	$9.62
2nd Quarter	13.68	10.41
3rd Quarter	14.75	12.18
4th Quarter	15.65	12.75

On January 28, 2004, the last bid price for our common stock as reported by NASDAQ was $17.25 per share. As of January 28, 2004, there were 2,810 holders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on our common stock will be made by our board of directors from time to time in the exercise of its business judgment, taking into account, among other things, results of operations and financial condition, any then existing or proposed commitments by us for the use of available funds, and our obligations with respect to the holders of any then outstanding indebtedness or preferred stock. Furthermore, we are prohibited from paying dividends under our credit facility. Any declaration and payment of cash dividends on our common stock will result in an adjustment of the conversion rate for the debentures. See “Description of Debentures — Conversion Rights — Conversion Rate Adjustment.”

SELLING SECURITY HOLDERS

We originally issued the debentures to the initial purchasers, Banc of America Securities LLC, McDonald Investments Inc., LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services, Inc., Scotia Capital (USA) Inc., C.E. Unterberg, Towbin and Wells Fargo Securities, LLC, in a private placement in November 2003. The debentures were resold by the initial purchasers to the selling security holders in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth certain information with respect to the selling security holders and the principal amount of debentures and the number of shares of common stock beneficially owned by each selling securityholder that may be offered from time to time under this prospectus. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of the debentures held by each selling securityholder at an initial conversion rate of 60.4084 shares per $1,000 principal amount of debentures. This conversion rate is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time.

The percentage of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of December 28, 2003. Because the selling security holders may offer all or some portion of the debentures or the shares of common stock issuable upon conversion of the debentures pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the debentures and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of December 28, 2003, we had $72,000,000 in principal amount of the debentures and 15,731,652 shares of common stock outstanding.

Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

Name	Principal Amount of Debentures Beneficially Owned and Offered (1)	Percentage of Debentures Outstanding	Common Stock Beneficially Owned Prior to the Offering	Conversion Shares Hereby Offered (2)	Percentage of Common Stock Outstanding
Barclays Global Investors Diversified Alpha Plus Funds	$34,000	*	—	2,053	*
Calamos Market Neutral Fund	1,500,000	2.1%	—	90,612	*
Consulting Group Capital Markets Funds	720,000	1.0%	—	43,494	*
Context Convertible Arbitrage Fund, LP	1,500,000	2.1%	—	90,612	*
Context Convertible Arbitrage Offshore, Ltd.	1,500,000	2.1%	—	90,612	*
CQS Convertible & Quantitative Strategies Master Fund Limited	500,000	*	—	30,204	*
Forest Fulcrum Fund LP	94,000	*	—	5,678	*
Forest Global Convertible Fund, Ltd., Class A-5	451,000	*	—	27,244	*
Forest Multi-Strategy Master Funds SPC, on behalf of its Multi-Strategy Segregated Portfolio	94,000	*	—	5,678	*
LDG Limited	125,000	*	—	7,551	*
Lexington Vantage Fund, c/o TQA Investors, LLC	32,000	*	—	1,933	*
LLT Limited	31,000	*	—	1,872	*
Lyxor/Forest Fund Ltd.	139,000	*	—	8,396	*
McMahan Securities Co. L.P.	500,000	*	—	30,204	*
Morgan Stanley Convertible Securities Trust	400,000	*	—	24,163	*
National Bank of Canada c/o Context Capital Management, LLC	1,000,000	1.4%	—	60,408	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	2,250,000	3.1%	—	135,918	*
National Bank of Canada	500,000	*	—	30,204	*
Polaris Vega Fund L.P.	250,000	*	—	15,102	*
RBC Alternative Assets LP	29,000	*	—	1,751	*
Relay 11 Holdings Co.	22,000	*	—	1,328	*
Sphinx Convertible Arbitrage SPC	13,000	*	—	785	*

Name	Principal Amount of Debentures Beneficially Owned and Offered (1)	Percentage of Debentures Outstanding	Common Stock Beneficially Owned Prior to the Offering	Conversion Shares Hereby Offered (2)	Percentage of Common Stock Outstanding
Sphinx Fund, c/o TQA Investors, LLC	75,000	*	—	4,530	*
Sunrise Partners Limited Partnership	11,750,000	16.3%	—	709,798	4.5%
TQA Master Fund Ltd.	1,261,000	1.8%	—	76,174	*
TQA Master Plus Fund Ltd.	2,244,000	3.1%	—	135,556	*
TQA Special Opportunities Master Fund, Ltd.	500,000	*	—	30,204	*
Tribeca Investments, Ltd.	1,000,000	1.4%	—	60,408	*
Univest Convertible Arbitrage Fund Ltd.	28,000	*	—	1,691	*
Van Kampen Harbor Fund	600,000	*	—	36,245	*
Xavex Convertible Arbitrage 4 Fund	13,000	*	—	785	*
Xavex Convertible Arbitrage 7 Fund, c/o TQA Investors, LLC	462,000	*	—	27,908	*
Zurich Institutional Benchmarks Master Fund, Ltd., c/o TQA Investors, LLC	301,000	*	—	18,182	*
Zurich Institutional Benchmarks Master Fund Ltd.	52,000	*	—	3,141	*
Zurich Institutional Benchmark Master Fund, c/o Alexandra Investment Management LLC	2,000,000	2.8%	—	120,816	*
All other unidentified holders of debentures or future transferees from such holders (3)	40,030,000	55.6%	—	2,418,148	15.4%

Total	$72,000,000	100%	0	4,349,405	27.6%

*	Less than 1%.

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided to us the information regarding their debentures and common stock.

(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of debentures.

(3)	We will identify additional selling security holders by post-effective amendment before they offer or sell their securities.

PLAN OF DISTRIBUTION

The selling security holders may from time to time sell the debentures and the common stock into which the debentures are convertible covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchasers or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the NASDAQ National Market in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.

Our outstanding common stock is listed for trading on the NASDAQ National Market under the symbol “FLYR.” We do not intend to list the debentures on any securities exchange. We cannot assure you as to the liquidity of any trading market for the debentures that may develop.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

If required, at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling security holders. Selling security holders may be able to sell the debentures and the underlying common stock pursuant to an exemption from the registration requirements of the Securities Act rather than making sales pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling security holders will pay all broker’s commissions.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture dated as of November 7, 2003, between us and Wells Fargo Bank Minnesota, N.A., as trustee, which we refer to in this registration statement as the indenture. The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this registration statement by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this “Description of Debentures” section, references to “Navigant,” “we,” “our” or “us” refer solely to Navigant International, Inc. and not to our subsidiaries.

General

The debentures will mature on November 1, 2023 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of the conditions described below and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 60.4084 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $16.55 per share of common stock. The “conversion price” is, as of any date of determination, a dollar amount derived by dividing the principal amount by the conversion rate then in effect. The conversion rate is subject to adjustment upon the occurrence of events described below. Upon a surrender of your debentures for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.” Even if we elect to deliver shares of common stock upon conversion of a debenture, you will not receive fractional shares but instead a cash payment to account for any fractional share. You will not receive any cash payment for interest (or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to that next succeeding business day.

The debentures will be issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a debenture” or “each debenture” in this registration statement refer to $1,000 principal amount of the debentures. The debentures will be limited to $72.0 million aggregate principal amount.

As used in this registration statement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

When we refer to “common stock,” we mean the common stock, par value $.001 per share, of Navigant International, Inc., which is the only outstanding class of our capital stock, including any rights related to our common stock pursuant to any future stockholder rights plan then in effect.

Ranking

The payment of principal of, and interest (including additional amounts, if any) on, the debentures, as set forth in the indenture, will rank junior in right of payment to the prior payment in full in cash of all senior indebtedness, as defined below. The debentures also will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries. See “—Subordination.”

Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

Interest

The debentures will bear interest at a rate of 4.875% per annum. Interest (including additional amounts, if any) shall be payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2004. References to “additional amounts” refer to liquidated damages in the form of additional cash interest which will accrue on the debentures that are transfer restricted securities if a registration default described under “—Registration Rights” occurs.

Interest on a debenture (including additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the April 15 or October 15, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date, whether or not such day is a business day; provided, however, that interest (including additional amounts, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from November 7, 2003 or from the most recent date to which interest has been paid or duly provided for.

Optional Redemption by Us

No sinking fund is provided for the debentures. Prior to November 6, 2010, the debentures will not be redeemable. On or after November 6, 2010, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the redemption date.

However, if the redemption date is an interest payment date, interest (including additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash in lieu of delivery of shares of common stock with respect to any debentures or portions thereof converted prior to the redemption date.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 60.4084 shares of common stock per $1,000 principal amount of debentures, which is equivalent to an initial conversion price of approximately $16.55 per share of common stock based on the issue price per debenture. The conversion rate in effect at any given time is referred to as the “applicable conversion rate” and the equivalent conversion price in effect at any given time is referred to as the “applicable conversion price,” and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount. Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of a market price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called;

•	in whole or in part, upon the occurrence of specified corporate transactions; or

•	in whole or in part, upon satisfaction of a trading price condition.

If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “—Repurchase of Debentures by Us at the Option of the Holder” or “—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any payment of interest (including additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, or cash or a combination of cash and shares of common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of those debentures at the close of business on the record date will receive the interest (including additional amounts, if any) payable on those debentures on the corresponding interest payment date notwithstanding the conversion. Holders of those debentures must accompany the surrender of those debentures for conversion by funds equal to the amount of interest (including additional amounts, if any) payable on the debentures so converted; provided that holders need not make such payment (1) if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the next interest payment date, (2) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the date that is one business day after the next interest payment date, or (3) to the extent of any overdue interest (including additional amounts, if any) if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion upon Satisfaction of Market Price Condition

You may surrender your debentures for conversion into our common stock in any fiscal quarter after the fiscal quarter ending December 28, 2003 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such first trading day. Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NASDAQ National Market or, if our common stock is not reported by the NASDAQ National Market, as reported in composite transactions for the principal United States securities exchange on which our common stock is traded. If our common stock is not reported by the NASDAQ National Market and not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Notice of Redemption

If we call any or all of the debentures for redemption, you may surrender any of your debentures that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date. Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

Conversion upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 days prior to the ex-dividend date for this distribution. Once we have given this notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that this distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change.”

Conversion upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate (the “trading price condition”); provided that if, on the date of any conversion pursuant to the trading price condition that is on or after November 1, 2018, the sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 120% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, an amount in cash or common stock or a combination of cash and common stock, at our option, equal to the principal amount of the debentures being converted plus accrued and unpaid interest (including additional amounts, if any), as of the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting the third trading day following the conversion date of the debentures. Upon a surrender of your debentures for conversion, we will have the right to deliver shares of our common stock or, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of debentures from an independent nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee, or other conversion agent appointed by us, shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the debentures. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

Conversion Procedures

To convert your debenture into common stock you must do each of the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

The date you comply with all of these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

The conversion agent will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares and cash, if any, with respect to a conversion will occur on the dates described under “—Conversion Rights — Payment upon Conversion” below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

As described below under “—Conversion Rights — Payment upon Conversion,” we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock at our option as described below under “—Conversion Rights — Payment upon Conversion.”

Payment upon Conversion

Conversion On or Prior to a Redemption Notice Date or the Final Notice Date. In the event that we receive your notice of conversion on or prior to (1) the date on which we give notice of our optional redemption of debentures as described under “—Optional Redemption by Us” (a “redemption notice date”) or (2) the date that is 20 days prior to maturity (the “final notice date”), the following procedures will apply:

•	If we choose to satisfy all or any portion of our obligation to convert the debentures (the “conversion obligation”) in cash, we will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to holders upon conversion, holders may retract the conversion notice at any time during the two business days following the final day of the cash settlement notice period (the “conversion retraction period”). No retraction can be made, and a conversion notice shall be irrevocable, if we do not elect to deliver cash in lieu of shares, other than cash in lieu of fractional shares. Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement, in cash or in cash and shares, will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). If we do not elect to satisfy any part of the conversion obligation in cash, other than cash in lieu of any fractional shares, delivery of the shares of common stock into which the debentures are converted, and cash in lieu of any fractional shares, will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to holders a number of shares equal to (i) the aggregate principal amount of debentures to be converted divided by $1,000 multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for any fractional share of common stock based on the last reported sale price of the common stock on the trading day immediately preceding the conversion date.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to holders cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of debentures to be converted divided by $1,000 multiplied by (ii) the conversion rate, and

•	the average last reported sale price of shares of our common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to holders the specified cash amount (the “cash amount”) and a number of shares of our common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the cash amount divided by the number of days in the cash settlement averaging period, divided by (y) the last reported sale price of shares of our common stock. In addition, we will pay cash for all fractional shares of common stock based on the average last reported sale price of the common stock during the cash settlement averaging period.

•	Additionally, if we elect to deliver shares to holders, then if on the date you submit your notice of conversion (x) you hold debentures that are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act and (y) there exists a registration default as defined under “— Registration Rights,” we will deliver to holders an additional number of shares equal to 3% of the number of shares calculated above.

“Trading day” means a day during which trading in securities generally occurs on the NASDAQ National Market or, if our common stock is not reported by the NASDAQ National Market, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded; provided that no day on which trading of our common stock is suspended on such exchange or other trading market will count as a trading day.

Conversion After a Redemption Notice Date or the Final Notice Date. With respect to conversion notices that we receive after a redemption notice date or the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash, which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount. If we elect to redeem all or a portion of the debentures, our notice of redemption will inform the holders of our election to deliver shares of our common stock or cash with respect to debentures converted prior to the redemption date as described above under “—Optional Redemption.” In addition, if we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, on or before the final notice date we will send a single notice to holders indicating the dollar amount to be satisfied in cash, which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount.

In the event that we receive notice of conversion after a redemption notice date or the final notice date from holders of debentures, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “—Conversion On or Prior to a Redemption Notice Date or the Final Notice Date,” except that the “cash settlement averaging period” shall be the 20 trading day period beginning on the trading day after the conversion date. If a conversion notice is received from holders of debentures after a redemption notice date or the final notice date, such holders will not be allowed to retract the conversion notice. Settlement, in cash and/or shares, will occur on the business day following the final day of such cash settlement averaging period. If we do not elect to satisfy any part of the conversion obligation in cash, other than cash in lieu of any fractional shares, delivery of shares of common stock into which the debentures are converted, and cash in lieu of any fractional shares, will occur through the conversion agent or DTC, as the case may be, as described above as soon as practicable on or after the conversion date.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

1.	the payment to all holders of our common stock of dividends or other distributions payable in shares of our common stock;

2.	the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof, provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

3.	subdivisions, splits and combinations of our common stock;

4.	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the current market price of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

5.	dividends or distributions consisting exclusively of cash to all holders of our common stock; or

6.	a payment by us or one of our subsidiaries in respect of a tender or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

If we make an all-cash distribution described in clause (5) above, the conversion rate will be adjusted by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which will be the current market price of a share of our common stock on the record date, and (2) the denominator of which will be the same price of a share on the record date less the amount of the distribution.

If we or one of our subsidiaries makes a payment in respect of a tender or exchange offer described in clause (6) above, the conversion rate will be adjusted by multiplying the conversion rate by a fraction, (1) the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock that we purchase in the tender or exchange offer and (y) the product of the number of shares of our common stock outstanding, less any purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and (2) the denominator of which will be the product of the number of shares of our common stock outstanding, including any purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

If we have a rights plan in effect upon conversion of the debentures, holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, the rights under the rights plan unless, prior to the conversion, the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock, or rights to acquire capital stock, or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures at least 15 days’ notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see “Material U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Withholding on Payments on Common Stock and Constructive Dividends.”

The “current market price” per share of common stock on any day means the average of the last reported sale price for the 10 consecutive trading days ending not later than the earlier of the day in question and the day before the ex-dividend trading with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex-dividend trading,” when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion.

The following are examples of when the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	upon the issuance of any shares of our common stock as consideration in connection with acquisitions or financing activities by us;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest (including additional amounts, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

Repurchase of Debentures by Us at the Option of the Holder

You have the right to require us to repurchase all or a portion of your debentures on November 1, 2010, November 1, 2013 and November 1, 2018 (each, a “repurchase date”). The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the repurchase date. We will pay the repurchase price in cash.

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent, which will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 25 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to the additional conditions described below.

On or before the 25th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be repurchased;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds sufficient money to pay the repurchase price of the debentures on the business day following the repurchase date, then, on and after such date:

•	the debentures will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent; and

•	all other rights of the holders will terminate, other than the right to receive the repurchase price upon transfer or delivery of the debentures.

Our ability to repurchase debentures with cash may be limited by the terms of our then existing credit facilities. Even though we become obligated to repurchase any outstanding debentures on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See “Risk Factors—Risks Relating to the Debentures—We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.”

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change

If a fundamental change, as defined below in this section, occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) to but excluding the fundamental change repurchase date. We will pay the fundamental change repurchase price in cash.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors; or

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

A fundamental change will not be deemed to have occurred in respect of either of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of this person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

Not less than 25 business days before the fundamental change repurchase date, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. This notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase price;

•	the last date on which a holder may exercise the fundamental change repurchase right;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your fundamental change repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

You may withdraw any fundamental change repurchase election, in whole or in part, by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the fundamental change repurchase notice.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the debenture.

We will be required to repurchase the debentures no later than 35 business days after the occurrence of the relevant fundamental change but in no event prior to the date on which such fundamental change occurs. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then, on and after such date:

•	the debentures will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent; and

•	all other rights of the holders will terminate, other than the right to receive the fundamental change repurchase price upon transfer or delivery of the debentures.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Also, our ability to repurchase the debentures with cash following a fundamental change may be limited by the terms of our then existing credit facilities. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness, including our credit facility, with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. See “Risk Factors—Risks

Relating to the Debentures—We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.”

Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer made by us, purchases all debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with its obligations in connection therewith.

Merger and Sale of Assets by Us

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Subordination

Payment on the debentures is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full in cash of all of our senior indebtedness. The debentures also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization of Navigant, whether voluntary or involuntary and whether or not involving bankruptcy, or upon any assignment for the benefit of creditors or any other marshalling of our assets and liabilities, payment of the principal of, or premium, if any, and interest on the debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness in cash.

We may not make any direct or indirect payment on the debentures if:

•	a default occurs in the payment of principal of, premium, if any, or interest or other obligation on any senior indebtedness (called a “payment default”); or

•	a default other than a payment default on any designated senior indebtedness, as defined below, occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from the agent under the Credit Agreement or the trustee under the Senior Secured Note Agreements so long as the senior indebtedness under either the Credit Agreement or the Senior Secured Note Agreements is outstanding and, thereafter, from the trustee or other representative of holders of at least a majority in aggregate principal amount of the designated senior indebtedness at the time outstanding (called a “non-payment default”).

We may resume payments and distributions on the debentures:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a non-payment default, upon the earliest of (1) the date on which such non-payment default is cured or waived by the person who gave the payment blockage notice or ceases to exist, (2) 179 days after the date on which the payment blockage notice is received or (3) the date the payment blockage is terminated by notice to the trustee and us from the person who gave the payment blockage notice (collectively, the “payment blockage period”).

In any event, not more than one payment blockage period may be commenced during any period of 360 consecutive days. No non-payment default that existed or was continuing on the date of commencement of any payment blockage period shall be the basis for the commencement of a subsequent payment blockage period, unless such default has been cured for a period of at least 90 consecutive days.

If the trustee receives any payment in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash and the trustee has not paid over this payment to the holders of the debentures, then the trustee shall pay this payment over for the benefit of the holders of senior indebtedness to the extent necessary to make payment in full in cash to the holders of all unpaid senior indebtedness.

Upon, but not before, the payment in full in cash of all designated senior indebtedness, the holders of the debentures shall, to the extent that amounts otherwise payable to such holders have been paid to the holders of designated senior indebtedness, be subrogated to the rights of any holder of designated senior indebtedness to receive any further payments or distributions applicable to the designated senior indebtedness until the debentures are paid in full; and such payments or distributions received by the holders of the debentures by reason of such subrogation, which otherwise would be paid or distributed to the holders of designated senior indebtedness, shall, as between us and our creditors other than the holders of designated senior indebtedness, on the one hand, and the holders of debentures, on the other hand, be deemed to be a payment by us on account of designated senior indebtedness and not on account of the debentures.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors.

This subordination will not prevent the occurrence of any event of default under the indenture. See “—Events of Default; Notice and Waiver” for a description of the events of default and associated remedies.

The debentures are exclusively obligations of Navigant. Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures. Our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries’ senior to that held by us.

Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional indebtedness, including senior indebtedness. Our subsidiaries may also from time to time incur other additional indebtedness and liabilities.

We are obligated to pay reasonable compensation to the trustee. We are also obligated to indemnify the trustee against losses, liabilities or expenses incurred without negligence or willful misconduct on the part of the trustee in connection with its duties under the indenture. The trustee’s claims for these payments will generally be senior to those of holders of debentures in respect of all funds collected by the trustee.

“Credit Agreement” means the Credit Agreement dated as of October 31, 2003, among Navigant, the subsidiaries of Navigant identified therein, the lenders named therein and Bank of America, N.A., as administrative agent, which we refer to as our credit facility, in each case, including any debentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, extended, renewed, refunded, waived, deferred, substituted or replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding subsidiaries of Navigant as additional borrowers or guarantors thereunder), all or any portion of the Indebtedness under such agreements or any successor or replacement agreements and whether by the same or any other agents, creditor, lender or group of creditors or lenders.

“Designated senior indebtedness” means senior indebtedness under the Credit Agreement and, upon repayment in full in cash of all indebtedness and termination of all commitments under the Credit Agreement, our obligations under any other particular senior indebtedness that expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture.

“Indebtedness” means:

1.	all indebtedness, obligations and other liabilities for borrowed money, including commitment or standby fees, enforcement expenses, collateral protection expenses and other reimbursement indemnity obligations with respect to such indebtedness, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

2.	obligations with respect to letters of credit, bank guarantees or bankers’ acceptances;

3.	obligations in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

4.	all obligations and other liabilities under any lease or related document in connection with the lease of real property that provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

5.	all obligations with respect to an interest rate or other swap, cap or collar agreement or foreign currency hedge, exchange or purchase agreement;

6.	all direct or indirect guaranties or similar agreements in respect of our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

7.	any obligations described in (1) through (5) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

8.	any renewals, extensions, refundings, refinancings, restructurings, amendments or modifications to (1) through (7) above.

“Senior indebtedness” means:

1.	all obligations now or hereafter existing under or in respect of the Credit Agreement, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under applicable bankruptcy law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities); and

2.

the principal, premium, if any, and interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under applicable bankruptcy law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) on all our Indebtedness (other than the debentures), whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debentures.

However, senior indebtedness will not include:

•	Indebtedness that expressly provides that it shall not be senior in right of payment to the debentures or expressly provides that it is on the same basis or junior to the debentures;

•	our Indebtedness to any of our majority-owned subsidiaries; and

•	the debentures.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise, whether or not the payment shall be prohibited by the subordination provisions of the indenture;

•	we fail to pay any interest (including additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days, whether or not the payment shall be prohibited by the subordination provisions of the indenture;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the debentures upon exercise of a holder’s conversion right;

•	we default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	we default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

•	default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $10.0 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

•	final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million rendered against us or any of our subsidiaries and not stayed, bonded or discharged within 60 days; or

•	any proceedings involving our bankruptcy, insolvency or reorganization shall have been commenced, except that in the case of an involuntary bankruptcy proceeding, no event of default shall occur unless the proceeding remains undismissed or unstayed and in effect for 60 consecutive days.

Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for amounts in excess of par plus accrued and unpaid interest (including additional amounts, if any). The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of any proceedings involving our bankruptcy or insolvency, the principal and accrued and unpaid interest (including additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the non-payment of principal or interest (including additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; or

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of reasonable indemnity.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under our credit facility or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the debentures, if:

•	we have delivered to the trustee for cancellation all outstanding debentures, other than any debentures that have been destroyed, lost or stolen and in lieu of or in substitution for which other debentures shall have been authenticated and delivered; or

•	all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date, including upon the occurrence of a fundamental change, or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock, as applicable under the terms of the indenture, sufficient to pay all the outstanding debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including additional amounts, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

•	reduce the quorum or voting requirements for meetings of holders under the indenture;

•	change any obligation of ours to maintain an office or agency in the Borough of Manhattan, The City of New York, where the debentures may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion, redemption or repurchase and where notices and demands to the company may be served;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

We are permitted to modify the following provisions of the indenture without the consent of the holders of the debentures:

•	secure any debentures;

•	add a guarantor under the indenture;

•	evidence the assumption of our obligations by a successor person;

•	surrender any of our rights or powers under the indenture;

•	add covenants for the benefit of the holders of debentures;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	make any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated by the registration rights agreement, so long as any such change or modification will not materially adversely affect the interests of the holders of the debentures;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	evidence the acceptance of appointment by a successor trustee;

•	make provision with respect to the conversion rights of the holders of debentures in the event we engage in any reclassification of our common stock or are party to any consolidation, merger, combination, sale or conveyance of all or substantially all of our assets; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

Unless otherwise specified, we will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

We have appointed Wells Fargo Bank Minnesota, N.A., the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business. In addition, Wells Fargo Bank, N.A., an affiliate of the trustee, is a lender under our credit facility and Wells Fargo Securities, LLC, an affiliate of the trustee, is an initial purchaser of the debentures.

Governing Law

The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Registration Rights

We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•	file with the SEC no later than the 90th day after the first date of original issuance of the debentures a shelf registration statement, of which this prospectus is a part, covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the debentures; and

•	use our best efforts to keep the shelf registration statement effective until the earlier of:

•	the second anniversary of the last date of original issuance of the debentures;

•	the expiration of the holding period applicable to the debentures and the shares of common stock issuable upon conversion of the debentures held by non-affiliates under Rule 144(k) under the Securities Act; and

•	such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

•	45 days in any 90-day period; or

•	120 days for all periods in any 360-day period.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate this transaction, we may extend the suspension period from 45 days to 60 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension. Each holder, by its acceptance of the debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

We refer to each of the following as a registration default:

•	the registration statement has not been filed prior to or on the 90th day following the first date of original issuance of any of the debentures; or

•	the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of any of the debentures, which we refer to as the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within ten business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

If a registration default occurs, other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock, liquidated damages in the form of additional cash interest, which we refer to as “additional amounts,” will accrue on the debentures that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured, and (2) the date the registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears on each May 1 and November 1 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a debenture from and after the 91st day following such registration default.

In no event will additional amounts exceed 0.50% per year. If a holder converts some or all of its debentures into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock, but will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1,000 original principal amount of debentures, except to the extent we elect to deliver cash upon conversion. In addition, such holder will receive, on the settlement date for any debentures submitted for conversion during a registration default, accrued and unpaid additional amounts to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its debentures into common stock, such holder will not be entitled to any compensation with respect to such common stock.

A holder who elects to sell securities pursuant to the shelf registration statement will:

•	be required to be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders though brokers and dealers.

Holders must complete and deliver to us a form of notice and questionnaire prior to any intended distribution of debentures or common stock issuable upon conversion of the debentures pursuant to the shelf registration statement. In order to be named as a selling security holder in the prospectus at the time of effectiveness of the shelf registration statement, you must complete and deliver the questionnaire to us on or prior to the 10th business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request from a security holder, we will, within ten business days of receipt, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver a prospectus to purchasers of such debentures or shares of common stock, subject to our right to suspend the use of the prospectus. We will pay the predetermined additional amounts described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 60 days of the date on which the amendment was required to be filed. If you do not timely complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling security holder in the prospectus and will not be permitted to sell your securities pursuant to the shelf registration statement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion generally summarizes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that:

•	are beneficial owners of the debentures or our common stock;

•	are initial holders who purchase the debentures at the “issue price,” which for this purpose is the first price at which a substantial amount of the debentures is sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers; and

•	hold the debentures and our common stock as capital assets for U.S. federal income tax purposes.

The tax laws of any state, local or foreign jurisdiction or, except to a limited extent under the caption “Non-United States Holders,” any possible applicability of the U.S. federal gift or estate tax law are not discussed. This discussion does not describe all of the federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, regulated investment companies or other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers and certain traders in securities or foreign currency;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “conversion” or other risk reduction transaction;

•	individuals subject to special rules as a result of the termination of their U.S. citizenship or residency;

•	United States Holders (as defined below) that have a functional currency that is not the U.S. dollar; and

•	partnerships or other pass-through entities for U.S. federal income tax purposes (or investors holding interests in such partnerships or pass-through entities) that hold the debentures or our common stock.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds the debentures or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding the debentures or our common stock should consult their tax advisers.

This summary is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final,

temporary and proposed Treasury regulations, all in effect on the date hereof. Changes to any of the foregoing subsequent to the date of this registration statement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Holders

As used herein, the term “United States Holder” means a beneficial owner of a debenture or our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States, as determined for United States Federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on the Debentures. Interest on a debenture will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Additional Amounts. We are required to register the debentures, as described under “Description of Debentures — Registration Rights.” Our failure to fulfill our obligation concerning the registration of the debentures will cause additional amounts of interest to accrue on the debentures in the manner described therein. According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the debentures will not affect the amount or timing of interest income recognized by a holder of a debenture if the possibility of the change, as of the date the debentures are issued, is remote or incidental. We intend to take the position that the possibility of payment of additional amounts under the debentures is remote or incidental, and we do not intend to treat that possibility as affecting the yield to maturity of the debentures or resulting in the debentures being treated, for U.S federal income tax purposes, as being issued with original issue discount. Accordingly, any additional amounts payable to holders of the debentures should be includible in gross income as interest income by a United States Holder at the time the payment is made or accrues in accordance with the United States Holder’s regular method of tax accounting.

Our determination that the possibility of the payment of additional amounts is remote or incidental is binding on a holder, unless the holder explicitly discloses to the IRS on its tax return for the year during which the holder acquires a debenture that it is taking a different position. The IRS, however, may take a contrary position from that described above which, if sustained, could affect the timing and character of a holder’s income with respect to the payment of additional amounts.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures. Upon a sale, exchange, retirement or other taxable disposition of a debenture, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition, excluding such amount attributable to accrued but unpaid interest, and such United States Holder’s adjusted tax basis in the debenture. The amount attributable to accrued but unpaid interest will be taxed as ordinary income if it has not previously been included in income or will be tax-free if it has previously been included in income. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the United States Holder’s purchase price for the debenture. Such capital gain or loss will be long-term capital gain or loss if the holder has held the debenture for more than one year at the time of the sale, exchange, retirement or other taxable disposition. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of Debentures. A United States Holder’s conversion of a debenture solely into our common stock will not be a taxable event, except with respect to cash received in lieu of a fractional share of our common stock and common stock received with respect to accrued but unpaid interest not previously included in income which will be taxed as ordinary income. A United States Holder will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the United States Holder’s tax basis attributable to the fractional share.

A United States Holder’s tax basis in our common stock received upon a conversion of a debenture other than to the extent received with respect to accrued but unpaid interest will be the same as the United States Holder’s tax basis in the debenture at the time of conversion, reduced by any tax basis allocated to a fractional share. To the extent our common stock is received with respect to accrued but unpaid interest, a United States Holder’s tax basis in such common stock will be equal to the fair market value of such stock. The United States Holder’s holding period for the common stock received will include the United States Holder’s holding period for the debenture converted, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of conversion.

If a United States Holder receives a combination of cash (other than cash attributable to a fractional share or in respect of accrued but unpaid interest) and our common stock upon the exercise of a conversion right, the U.S. federal income tax consequences to the United States Holder are not entirely clear. The two most likely tax treatments are

•

a partial taxable sale of the debenture resulting in gain or loss to the United States Holder and a partial tax-free conversion of the debenture under which the United States Holder would apply the principles described above under both “United States Holders — Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures” and “United States Holders — Conversion of Debentures,” respectively, based upon a proration of the debenture between the amount of cash and the fair market value of our common stock received. Under this alternative, a United States Holder’s adjusted tax basis in the debenture would be allocated between the portion treated as converted into common stock (including any fractional share treated as received) and the portion treated as sold for cash; or

•	a recapitalization under which the United States Holder would recognize gain, if any, but not loss, on the repurchase equal to the lesser of (1) the amount of cash received (other than in respect of a fractional share or in respect of accrued but unpaid interest); or (2) the amount of gain realized, equal to the excess, if any, of the amount of cash the holder receives (other than in respect of a fractional share or of accrued but unpaid interest) plus the fair market value of common stock (other than in respect of accrued but unpaid interest) the holder receives over his, her, or its adjusted tax basis in the debenture at the time of the conversion. Under this alternative, a United States Holder’s tax basis in the common stock received (other than in respect of accrued but unpaid interest) generally would be equal to the United States Holder’s adjusted tax basis in the debenture at the time of conversion, increased by the amount of gain recognized, if any, and reduced by the amount of cash received (other than in respect of accrued but unpaid interest).

Under either alternative, a United States Holder’s holding period for the common stock generally would include the holding period for the converted debenture. To the extent that any common stock is allocable to accrued but unpaid interest, however, such holding period may commence on the day following the date of delivery of the common stock.

We cannot assure you that the IRS may not assert a tax treatment different from that described above. Any United States Holders of debentures who receive a combination of cash and our common stock should consult their tax advisers as to the U.S. federal income tax consequences to them.

If a United States Holder of a debenture exercises his, her or its conversion right or right to require us to repurchase a debenture and we deliver cash in full satisfaction of the conversion obligation or the repurchase price, the conversion or the repurchase will be treated the same as a sale of the debenture, as described above under “United States Holders — Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures.”

Constructive Dividends. The conversion rate of the debentures will be adjusted under certain circumstances. An increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to United States Holders. If we were to make a distribution of property to stockholders and the conversion rate of the debentures was increased pursuant to the anti-dilution provisions of the indenture, this increase would be deemed to be a distribution to United States Holders. This would include, for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock. In addition, other increases in the conversion rate of the debentures may, depending on the circumstances, be deemed to be distributions to United States Holders. Any such deemed distribution will be generally taxed as a dividend to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In certain circumstances, the reverse may be true – namely, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock.

Taxation of Distributions on Our Common Stock. Distributions with respect to our common stock, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be includible in gross income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder’s method of tax accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, to the extent of United States Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by non-corporate United States Holders, including individuals, on our common stock may be subject to U.S. federal income tax at lower rates applicable to long-term capital gains if certain conditions are met. United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or Other Taxable Disposition of Our Common Stock. Unless a non-recognition provision applies, gain or loss realized by a United States Holder on a sale or other disposition of our common stock received upon conversion of a debenture will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by certain non-corporate United States Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. A United States Holder of a debenture or our common stock may be subject, under certain circumstances, to information reporting and backup withholding at the applicable rate with respect to payments of interest and dividends on, and gross proceeds from a sale, exchange, retirement or other disposition of, a debenture or common stock. The applicable rate is currently 28%, which rate is scheduled to be increased to 31% for 2011 and thereafter. These backup withholding rules apply if the United States Holder, among other things: fails to timely furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury; furnishes an incorrect TIN; fails to properly report dividend or interest; or fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such United States Holder is not subject to backup withholding.

A United States Holder of a debenture or our common stock who does not provide his, her or its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding may be refunded or credited against the United States Holder’s federal income tax liability, provided the requisite information is provided timely to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. United States Holders of debentures and our common stock should consult their tax advisers as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

We will report to the IRS and to the holders of the debentures and our common stock the amount of any payments of interest on the debentures and dividends on our common stock made by us, as well as any amounts withheld with respect to the debentures or our common stock, during the calendar year.

Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or our common stock that is, for U.S. federal income tax purposes, an individual, a corporation, an estate or a trust, that is not a United States Holder.

Interest Payments on the Debentures. Subject to the discussion below concerning backup withholding, all interest payments on the debentures made to a Non-United States Holder will be, and any additional amounts that would apply should we fail to timely register the debentures should be, exempt from U.S. federal income and withholding tax, generally provided that the Non-United States Holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) is not a controlled foreign corporation, as defined in the Code, related, directly or indirectly, to us through stock ownership, and (3) the Non-United States Holder certifies prior to the payment of interest on a properly executed IRS Form W-8BEN or any successor form, under penalties of perjury, that it is not a United States person and provides its name and address.

Sale, Exchange, Retirement or Other Disposition of the Debentures. Subject to the discussion below concerning backup withholding, any gain realized on the sale, exchange, retirement or other disposition, including conversion or repurchase, of the debentures will be exempt from U.S. federal income and withholding tax, unless generally (1) the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States (2) in the case of a Non-United States Holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, or (3) we are or have been within the shorter of the five-year period preceding such sale, exchange, retirement or other disposition or the period the Non-United States Holder held the debentures, a U.S. real property holding corporation, as defined in the Code. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Distributions on Common Stock. Dividends, including constructive dividends on the debentures described above under “United States Holders — Constructive Dividends,” paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN, or any successor form, certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his, her or its own tax adviser as to whether he, she or it can obtain a refund for all or a portion of the withholding tax.

Sale or Other Disposition of the Common Stock. A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a debenture, unless generally (1) the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, (2) in the case of a Non-United States Holder who is a non-resident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock and the debenture. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Trade or Business. For purposes of the discussion below, income or gain is generally considered U.S. trade or business income if such income or gain is:

•	effectively connected with the Non-United States Holder’s conduct of a U.S. trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-United States Holder in the United States.

If a Non-United States Holder of a debenture or our common stock is engaged in a trade or business in the United States, and if payments on a debenture, dividends paid on our common stock or gain on the disposition of a debenture or our common stock is effectively connected with the conduct of that trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder. See “United States Holders” above. These Non-United States Holders will be required to provide a properly executed IRS Form W-8ECI, or any successor form, to claim any available exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures or of our common stock, including the possible imposition of a branch profits tax at a rate of 30% in the case of corporate Non-United States Holders, subject to reduction by an applicable income tax treaty, on their effectively connected income.

Federal Estate Tax. Any debenture held, or treated as held, by an individual who is a Non-United States Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the debentures was not U.S. trade or business income. However, our common stock held by an individual who is a Non-United States Holder at the time of his or her death will be included in the gross estate of the Non-United States Holder for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-United States Holder any interest or dividends that are paid to the Non-United States Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides.

Treasury Regulations provide that the backup withholding tax, currently at a rate of 28%, which rate is scheduled to be increased to 31% for 2011 and thereafter will not apply to payments of interest or dividends with respect to which either the requisite certification that the Non-United States Holder is not a United States person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-United States Holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the gross proceeds from the sale, exchange, retirement or other disposition of the debentures or our common stock by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-United States Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, retirement or other disposition of the debentures or our common stock by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (“United States related person”). In the case of the payment of the gross proceeds from the sale, exchange, retirement or other disposition of the debentures or our common stock by or through a non-U.S. office of a broker that is either a United States person or a United States related person, the Treasury Regulations require information reporting, but not back-up withholding, on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no actual knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES OR OUR COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT HS, HER OR ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES AND, WHERE APPLICABLE, OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

LEGAL MATTERS

Holland and Hart LLP will pass upon legal matters for us regarding the validity of the debentures and the shares of common stock issuable upon conversion of the debentures.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Navigant International, Inc. for the year ended December 29, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at www.navigant.com and we make available free of charge on or through our website our SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than our SEC filings specifically incorporated by reference, we have not incorporated by reference into this registration statement the information on our website, and you should not consider it to be part of this document.

We “incorporate by reference” into this registration statement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement. Any statement made in a document incorporated by reference in this registration statement is deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this registration statement or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this registration statement is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this registration statement, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We incorporate by reference the filings listed below, which have previously been filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all the common stock offered by this registration statement has been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this registration statement.

•	Our annual report on Form 10-K for the year ended December 29, 2002.

•	Our quarterly reports on Form 10-Q for the quarters ended March 30, 2003, June 29, 2003 and September 28, 2003.

•	Our current reports on Form 8-K filed on March 24, 2003, July 28, 2003, October 27, 2003, November 3, 2003, November 4, 2003, November 12, 2003 and January 5, 2004.

•	Our proxy statement for our stockholders’ meeting on May 14, 2003.

•	The description of our common stock, included under the heading “Description of Navigant Capital Stock” in the Information Statement/Prospectus forming a part of our Registration Statement on Form S-1 filed with the SEC on February 19, 1998, as amended by Amendment No. 1 to such Registration Statement filed on May 5, 1998, Amendment No. 2 to such Registration Statement filed on May 18, 1998, Amendment No. 3 to such Registration Statement filed on June 4, 1998 and Amendment No. 4 to such Registration Statement filed on June 9, 1998 (File No. 333-46539) and the Prospectus forming a part of our Registration Statement on Form S-1 filed with the SEC on March 6, 1998, as amended by Amendment No. 1 to such Registration Statement filed on May 7, 1998, Amendment No. 2 to such Registration Statement filed on May 18, 1998, Amendment No. 3 to such Registration Statement filed on June 4, 1998 and Amendment No. 4 to such Registration Statement filed on June 9, 1998 (File No. 333-47503).

You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

Navigant International, Inc.

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$9,123
Printing and engraving expenses	25,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Miscellaneous	5,877

Total	$75,000

Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 7 of our restated certificate of incorporation provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware, or DGCL, a director of Navigant shall not be personally liable to Navigant or its stockholders for monetary damages for breach of a fiduciary duty as a director.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

Article 8 of our restated certificate of incorporation provides that to the fullest extent permitted under the DGCL, Navigant will indemnify its directors and executive officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

We have also obtained insurance policies which provide coverage for our directors and officers in certain situations, including some situations where we cannot directly indemnify the directors or officers.

Item 16.	EXHIBITS

4.1	Indenture Agreement for 4.875% Convertible Subordinated Debentures due November 1, 2023 dated November 7, 2003 between Wells Fargo Bank Minnesota, N.A., as Trustee, and Navigant International, Inc.

4.2	Resale Registration Rights Agreement for 4.875% Convertible Subordinated Debentures dated November 7, 2003 between Banc of America Securities LLC, McDonald Investments Inc., LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services, Inc., Scotia Capital (USA) Inc., C.E. Unterberg, Towbin and Wells Fargo Securities, LLC and Navigant International, Inc.

5	Opinion of Holland & Hart LLP regarding legality of shares.

12.1	Computation of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Holland & Hart LLP (contained in Exhibit 5).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of the Trustee.

Item 17.	UNDERTAKINGS

(a) Rule 415 Offerings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Incorporated annual and quarterly reports.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14d-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Commission position on indemnification.

The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 30th day of January, 2004.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams
Name:	Edward S. Adams
Title:	Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward S. Adams and Robert C. Griffith, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward S. Adams Edward S. Adams	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	January 30, 2004

/s/ Robert C. Griffith Robert C. Griffith	Chief Operating Officer, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 30, 2004

/s/ Vassilios Sirpolaidis Vassilios Sirpolaidis	Director	January 30, 2004

/s/ Ned A. Minor Ned A. Minor	Director	January 30, 2004

/s/ D. Craig Young D. Craig Young	Director	January 30, 2004

/s/ John A. Ueberroth John A. Ueberroth	Director	January 30, 2004

/s/ David W. Wiederecht David W. Wiederecht	Director	January 30, 2004

EXHIBITS INDEX

The following exhibits are filed as a part of this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Indenture Agreement for 4.875% Convertible Subordinated Debentures due November 1, 2023 dated November 7, 2003 between Wells Fargo Bank Minnesota, N.A., as Trustee, and Navigant International, Inc.

4.2	Resale Registration Rights Agreement for 4.875% Convertible Subordinated Debentures dated November 7, 2003 between Banc of America Securities LLC, McDonald Investments Inc., LaSalle Debt Capital Markets, a division of ABN AMRO Financial Services, Inc., Scotia Capital (USA) Inc., C.E. Unterberg, Towbin and Wells Fargo Securities, LLC and Navigant International, Inc.

5	Opinion of Holland & Hart LLP regarding legality of shares.

12.1	Computation of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Holland & Hart LLP (contained in Exhibit 5).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of the Trustee.